Exhibit 21.1

SENMIAO TECHNOLOGY LIMITED

List of Subsidiaries

As of March 31, 2022, the subsidiaries of Senmiao Technology Limited, are listed as follows:

Subsidiary	Place of Incorporation
Senmiao Technology (Hong Kong), Limited	Hong Kong
Sichuan Senmiao Yicheng Assets Management Co., Ltd. formerly known as Yicheng Financial Leasing Co., Ltd.	PRC
Sichuan Senmiao Zecheng Business Consulting Co., Ltd.	PRC
Hunan Xixingtianxia Technology Co., Ltd.*	PRC
Chengdu Corenel Technology Co., Ltd.	PRC
Hunan Ruixi Automobile Leasing Co., Ltd.	PRC
Chengdu Xichuang Technology Service Co., Ltd.	PRC
Sichuan Senmiao Ronglian Technology Co., Ltd.	PRC
Chengdu Jiekai Technology Ltd.	PRC

* The eight wholly owned subsidiaries of Hunan Xixingtianxia Technology Co., Ltd. are:

Chengdu Xixingtianxia Technology Co., Ltd.

Chongqing Xixingtianxia Technology Co., Ltd.

Haikou Xixingtianxia Technology Co., Ltd.

Fuzhou Xixingtianxia Technology Co., Ltd.

Hengyang Xixingtianxia Technology Co., Ltd.

Luzhou Xixingtianxia Technology Co., Ltd.

Yongzhou Xixingtianxia Technology Co., Ltd.

Jingdezhen Xixingtianxia Technology Co., Ltd.